Filed Pursuant to Rule 424(b)(7)
Registration No. 333-251239

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 28, 2020)

MP MATERIALS CORP.

Up to 111,147,154 Shares of Common Stock

This prospectus supplement, as previously supplemented on May 3, 2021 and May 13, 2021, supplements and amends the selling securityholder information contained in the prospectus, dated December 28, 2020 (the “Prospectus”), which forms a part of the registration statement on Form S-1 (No. 333-251239) filed by MP Materials Corp., a Delaware corporation (“we,” “our”), with the Securities and Exchange Commission relating to the possible resale from time to time of up to 111,147,154 shares of our common stock, par value $0.0001 per share (“Common Stock”). This prospectus supplement is being filed solely for the purpose of designating additional selling securityholders and updating information with respect to Fortress Acquisition Sponsor LLC and does not register any additional shares of Common Stock. The additional selling securityholders received their shares upon a transfer from Fortress Acquisition Sponsor LLC effected on December 31, 2020. The selling securityholders may use the Prospectus, as amended by this prospectus supplement, to resell from time to time the shares of our Common Stock referenced therein.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

The registration of the shares of our Common Stock covered by the Prospectus as amended by this prospectus supplement does not necessarily mean that any of the selling securityholders will offer or sell any of their shares.

Our common stock is listed on the New York Stock Exchange under the symbol “MP.” On June 21, 2021, the last reported sale price of our Common Stock was $30.81 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 8 of the Prospectus dated December 28, 2020, as updated and supplemented by the section entitled “Risk Factors” included in our Annual Report for the year ended December 31, 2020 and the section entitled “Risk Factors” included in our Quarterly Report for the quarter ended March 31, 2021.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 22, 2021.

SELLING SECURITYHOLDERS

The information in the table appearing under the heading “Selling Securityholders” in the Prospectus is supplemented and amended by designating the additional Selling Securityholders listed below (other than Fortress Acquisition Sponsor LLC) and updating information with respect to Fortress Acquisition Sponsor LLC as of the date of this prospectus supplement and does not register any additional shares of Common Stock. The additional Selling Securityholders received their shares upon a transfer from Fortress Acquisition Sponsor LLC effected on December 31, 2020. The percentage ownership information shown in the table is based upon 170,745,813 shares of Common Stock outstanding, in the aggregate, as of May 1, 2021. The following updated information is based solely upon information provided to us by the Selling Securityholders and is accurate, to the best of our knowledge, as of the date of this prospectus supplement. The registration of the shares of our Common Stock covered by the Prospectus as amended by this prospectus supplement does not necessarily mean that any of the Selling Securityholders will offer or sell any of their shares.

	Beneficial Ownership Before the Offering		Shares Offered		Beneficial Ownership After the Offered Shares are Sold(1)
Name of Selling Securityholder	Number of Shares	%	Number of Shares	%	Number of Shares	%
Fortress Acquisition Sponsor LLC(2)	1,419,922	*	1,419,922		—	—
Principal Holdings I LP(3)	2,396,647	1.40%	2,396,647		—	—
Raymond E. Albert III (4)	310,319	*	310,319		—	—
Constantine Dakolias (4)	485,144	*	485,144		—	—
Marc Furstein (4)	490,144	*	490,144		—	—
Andrew A. McKnight (4)	635,638	*	635,638		—	—
Joshua Pack (4)	496,638	*	496,638		—	—
Thomas W. Pulley (4)	322,819	*	322,819		—	—
Timothy Sloan (4)	424,699	*	424,699		—	—
Ahsan Aijaz (4)	44,331	*	44,331		—	—
Daniel Bass (4)	75,041	*	75,041		—	—
Aaron Blanchette (4)	51,831	*	51,831		—	—
David N. Brooks (4)	79,796	*	79,796		—	—
Roy E. Campbell III (4)	150,726	*	150,726		—	—
Leslee Neiman (4)	154,436	*	154,436		—	—
Andrew Frank (4)	42,147	*	42,147		—	—
Alexander Gillette (4)	75,041	*	75,041		—	—
Micah Kaplan (4)	236,009	*	236,009		—	—
Jason J. Meyer (4)	75,041	*	75,041		—	—
Jack Neumark (4)	463,262	*	463,262		—	—
E. Maxwell Saffian (4)	46,648	*	46,648		—	—
Brian T. Stewart (4)	41,831	*	41,831		—	—
FPB Management LP(5)	574,460	*	574,460		—	—
726 BF LLC (6)	140,000	*	140,000		—	—
Spencer Garfield (4)	10,000	*	10,000		—	—
Greene Investment Partners LLC(7)	4,354	*	4,354		—	—
George Wellde (4)	10,000	*	10,000		—	—
Steven Stuart (4)	10,000	*	10,000		—	—

*	Represents beneficial ownership of less than 1%.
(1)

Because the Selling Securityholders are not obligated to sell any portion of their shares of Common Stock shown as offered by them, it is difficult to estimate with any degree of certainty the actual number of shares or percentage of our Common Stock that will be held by the Selling Securityholders upon completion of this offering. Selling Securityholders may offer for sale all, some or none of their shares of Common Stock. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus supplement will be held by the Selling Securityholders.

(2)

Represents the interest directly held by Fortress Acquisition Sponsor LLC. The managing member of Fortress Acquisition Sponsor LLC is Principal Holdings I LP, a Delaware limited partnership. The address of Fortress Acquisition Sponsor LLC and Principal Holdings LLP is 1345 Avenue of the Americas, New York, New York 10105.

(3)

Represents the interest directly held by Fortress Acquisition Sponsor LLC. Principal Holdings I LP is the managing member of Fortress Acquisition Sponsor LLC and has voting and investment discretion with respect to the securities held by Fortress Acquisition Sponsor LLC. As such, Principal Holdings I LP may be deemed to have beneficial ownership of the common stock held directly by Fortress Acquisition Sponsor LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of Principal Holdings I LP is 1345 Avenue of the Americas, New York, New York 10105.

(4)	The business address of each of these Selling Securityholders is c/o Alexander Gillette, Deputy General Counsel, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th FL, NY, NY 10105.
(5)

Management of FPB Management LP is vested in its General Partner, FPB Management Inc., which may be deemed to beneficially own the shares of Common Stock held directly by FPB Management LP. FPB Management Inc. disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address of FPB Management LP and FPB Management Inc. is 1 Market Plaza, Spear Tower, 42nd Floor, San Francisco, California 94105.

(6)

Management of 726 BF LLC is vested in its Manager, Peter L. Briger, Jr., who may be deemed to beneficially own the shares of Common Stock held directly by 726 BF LLC. Mr. Briger. disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address of 726 BF LLC is 1 Market Plaza, Spear Tower, 42nd Floor, San Francisco, California 94105.

(7)

Management of Greene Investment Partners is vested in its Manager, James H. Green Jr., who may be deemed to beneficially own the shares of common stock held directly by Greene Investment Partners. Mr. Greene disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Greene Investment Partners and Mr. Greene is 2800 Sand Hill Road, Menlo Park, California 94025.